Exhibit 10.11

ACCOUNTS RECEIVABLE FINANCING AGREEMENT

Alliance Financial Capital, Inc. (hereby "AFC"), a California corporation having its offices at 700 Airport Boulevard, Burlingame, California 94010 and SinoFresh Healthcare, Inc. (hereafter "SELLER") hereby agree as follows:

A. On a transaction-by-transaction basis and at each party's sole and absolute discretion, AFC hereby agrees to buy SELLER'S accounts receivable (hereafter "accounts"(on a discoutn4ed basis, including, without limitation, full power to collect, compromise, sue for, assign, or in any manner enforce collection thereof, in the name of AFC, or otherwise. Each transaction for said purchase and sale of accounts should be on a daily batch basis, which is (hereafter "BULK") and each of the said Bulks shall be treated as a separate transaction on AFC's books and records, which shall be accounted for as between AFC and SELLER separately and independently from all other such transactions entered into between AFC and SELLER. Each of said transactions shall be supported by a Bulk Assignment Schedule, an exemplar of which is attached hereto and made a part thereof by this reference as Exhibit "A", executed by SELLER, setting forth the transaction amount, (which is defined as the total gross face amount of all invoice(s) included in each transaction), the consideration (hereafter "ADVANCE") paid by AFC therefore, the contingency reserve, and the discount therefore. Each of said Bulk Assignment Schedules shall be deemed a separate sale and assignment of accounts, regardless of the number of invoices listed therein, and shall incorporate the terms, conditions and provisions of this agr4eement.

B. AFC shall advance to SELLER toward the purchase of said accounts, the following percentage of each BULK, less sales tax, so long as SELLER is not in breach of this agreement: eighty percent (80%), up to the Account Credit Limit (defined as the maximum amount of accounts purchased and unpaid at any time, of four million dollars ($4,000,000.00).

C. SELLER makes the following representations, warranties and covenants with respect to each such transaction, which may be entered into between AFC and SELLER hereafter.

         1. SELLER shall be the sole and absolute owner of said accounts(s), and shall have the full legal power to make said sales, assignments and transfers.

         2. Said account(s) shall be presently due and owing to SELLER with terms not to exceed net 45 days, the amounts(s) thereof shall not be in dispute, the payment of said accounts(s) shall not be in dispute, or contingent upon the fulfillment of this, or any other contract(s), past or future, and SELLER shall not know, or have reason to believe that the account debtor(s) is unable to remit payment within terms.



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         3.       There shall not be any set-off or counterclaims against said account(s), and said account(s) shall not have been previously assigned or encumbered by SELLER in any manner whatsoever.

         4. AFC shall have the right to reduce contingencies, (the total of each Bulk, less ADVANCE and net discount) and to apply contingencies, as defined hereafter, from any transaction(s) between the parties by the amount of any dispute(s), discount(s), return(s), defense(s), or offset(s) taken by any account debtor(s). If contingencies are inadequate AFC shall have the right to deduct said amount(s) from any other billing rights purchased by AFC from SELLER to demand payment of any other accounts receivable of SELLER, whether or not purchased by AFC, and/or demand reimbursement from SELLER.

         5. Said account(s) shall be the property of and shall be collected by AFC, but if for any reason any amount(s) thereof should be paid to SELLER by and of said account debtor's, SELLER shall immediately deliver all such checks or other instruments in kind to AFC.

         6. AFC shall have the power of endorsement for any purpose on any and all checks, drafts, money orders, or any other instruments in AFC's possession and payable to SELLER. SELLER hereby appoints AFC its agent for said purpose.

         7. SELLER shall promptly advise AFC, in writing, if SELLER's place of business is changed, a new place is added or record keeping changed.

         8. SELLER shall provide to AFC an accounts receivable/ accounts payable aging report on the first and the fifteenth day of each month, a current income statement, balance sheet and bank account(s) statements(s) by the fifteenth day after the end of each month, a copy of all payroll records the business day following the disbursal of payroll. Internal Revenue Service form 941 and a copy of the check used to pay the 941 obligation the business day following the day of delivery to the Internal Revenue Service and a copy of federal and state tax returns by June 1 of each calendar year.

         9. SELLER will comply with and perform any term, obligation, covenant, or condition contained in this agreement or in any other related documents, and will comply with and perform any term, obligation, covenant or condition contained in any other agreement between SELLER and AFC.

         10. Each warranty, representation, and/or statement of Seller made or furnished in connection with this agreement shall be true and correct when made and shall remain true and correct throughout the term of this agreement.

D. A gross discount of twenty percent (20%) shall be held in a reserve account (Reserve) by AFC form the collection of each invoice. SELLER however shall be entitled to a rebate, (gross discount less net discount), regard each invoice, which shall be deducted form said gross


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         discount, if such invoice obligations to AFC. The net discount shall be computed as follows: Price Rage plus two percent (2%) on net funds employed. This portion of the net discount shall be deducted form the Reserve on the last day of each calendar month during the term of this agreement and shall be based on a three hundred and sixty (360) day year. (For the purpose of this Agreement, the Price Rage is as published every day in the Wall Street Journal. Should the Prime Rate be published in more than one section of the Wall Street Journal, the rate that is highest will be valid. Should the published Prime Rage change from the previous day, the Prime Rate of this Agreement so shall change to match the published rate, effected that day.) Additional discount of on and three quarters percent (1.75%) for the initial thirty (30) day period, or a part thereof, and six tenths percent (.6%) for each ten (10) day period thereafter, or part thereof, per invoice amount. Other Fees: The following fees may be applicable: Redirected payment fee: If a payment for any purchased invoice is sent by an account debtor directly to SELLER, a fee equal to fifteen percent (15%) of the invoice amount shall be deducted by AFC form the reserve account of SELLER, unless the payment is sent to AFC in its original form, within three (3) business days. This fee is not a penalty, but is liquidated damages, to compensate AFC for additional administrative and collection expenses, interest costs and other damages resulting from such action. SELLER agrees and acknowledges that fifteen percent (15%) is a fair estimate of those damages. Payment of such fee shall not constitute a cure or waiver of any default of other failure by SELLER to comply with any other terms of this agreement. Facility Fee: one and fifteen on hundredths percent (1.15%) of the account credit limit, to be deducted from the initial advance of each term. Minimum Funding Fee: for each funding request less than five thousand dollars ($5,000) a charge of two hundred and fifty dollars ($250) will be deducted from the reserve account of SELLER. Minimum monthly fees as described in the following paragraph. Quarterly On Site Auditing Fees: as described in Section J.

E. The term of this agreement shall be for twelve (12) months form the date of the initial advance with a minimum monthly average net funds employed balance equal to twenty five percent (25%) of the account credit limit for each calendar month ($1,000,000). This fee will be waived for the initial month. If the minimum monthly average net funds employed balance is not met in any month, AFC will change additional fees to be deducted from the reserve account. The additional fees will be calculated by taking the average net funds employed balance in any calendar month and subtracting it from the minimum monthly average net funds employed balance as set forth in this agreement. The result, if a positive number will be multiplied by the net discount calculated by assuming this amount and the invoices necessary to secure this amount, was outstanding and accruing fees for each day of the calendar month, and will be deducted from the Reserve. This term shall renew automatically in six (6) month increments after the initial term unless a written request for termination is received by AFC, sent certified mail, return receipt requested, at least thirty (30) days prior to the renewal date. Should SELLER request a termination of this agreement at any time and for any reason, SELLER acknowledges that AFC has the right to collect minimum monthly fees by assuming that the minim average net funds employed balance, and the invoices necessary to secure this amount, was outstanding accruing fees for each month remaining in the term, not as a penalty, but as liquidated damages to compensate AFC for loss of profits, recovery of expenses and other damages resulting from such premature termination. SELLER agrees and acknowledges that it should be difficult or impossible to calculate such accounts, and that full payment of the minimum monthly fee for each month in the remainder of the term is a fair estimate of those damages. For any portion of any month remaining in the term, the minimum monthly obligation shall be prorated accordingly. From time to time, Alliance Financial Capital, Inc. may issue Vendor Assurance Letters to SinoFresh suppliers. The fee for these letters will be two percent (2%) or the letter amount.


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F.       All checks received by AFC will be credited on the actual date of receipt. The collection period regarding each specific invoice, shall be calculated by counting the days from the date of each ADVANCE through and including five (5) business days after the date upon which the total monies collected from said account debtor(s) is equal to or greater than the sum of the ADVANCE and the net discounting (gross discount less rebate). AFC shall remit to SELLER its contingency reserve (all sums collected in excess of a sum equal to the net discount and advance) regarding each invoice, providing SELLER is not in default or breach of this agreement.

G. The following shall constitute an Event of Default by Seller under this agreement. (i) any of the warranties, representations or statements of Seller are, or become, materially untrue or inaccurate; (2) any material misrepresentation or nondisclosure on Seller's application for financing; (3) Seller's insolvency or bankruptcy; (4) the entry of one or m9ore judgments against Seller which Seller is unable to pay from funds on hand or retained earnings; (5) the entry of a prejudgment lien or attachment against Seller's assets. (6) the filing of any tax lien against Seller which is not discharged within 10 days; (7) violation of any of Seller's covenants, duties or obligations under this agreement;
         (8) a material adverse change in Seller's capitalization, financial condition, results of operations, or prospects; (9) Seller's collection or attempted collection of accounts sold to AFC, or other effort to redirect payment on said accounts, or failure to remit payments received on said accounts; (10) any interference with AFC's security interest or efforts to collect on accounts in which AFC has a security interest; (11) failure to perform any obligation under this agreement, including failure to provide reports or other information required by this agreement or reasonably requested by AFC.

H. Upon the occurrence of an Event of Default, SELLER shall pay to AFC a default fee, which is defined as two percent (2%) per month of the average outstanding balance (invoice amounts) during the period of default until such time as AFC, at its sold discretion, declares the default to be cured. The default fee will be paid as a debit to the reserve account of SELLER on the last day of each month or on the day that the default is cured Default fees duce for a portion of a month will be prorated accordingly. In the event of default by SELLER and/ or any legal proceedings between SELLER and AFC modify or vacate any automatic stay or injunction, any petition for the use of cash collateral or the reorganization of SELLER, AFC shall be entitled to recover from SELLER its attorney fees and any costs of suit, whether or not a lawsuit I filed. Seller also agrees to any court costs, in addition to all other sums provided by law whether or not there is a law suit. Seller further agrees AFC shall be entitled to recover from SELLER any fees or charges incurred by AFC in the collecting of an account for which there has been a breach of any representations, warranties or covenants as set forth in this agreement , or a partial or total failure to delay in payment by an account debtor for any reason, including insolvency, bankruptcy, or the financial inability to pay, or other actions, including appeals, on behalf of SELLER or AFC.


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I.       SELLER hereby authorizes AFC, at it sole discretion, and on prior written notice to SELLER, to set funding limits for each account debtor. AFC may, in its sole discretion, elect to reduce the advance percentage of any account debtor as part of its credit evaluation of the account debtor. AFC shall have the right in it sold discretion, elect to reduce the advance percentage of any account debtor as part of its credit evaluation of the account debtor. AFC shall have the right in its sole discretion after 90 days from the invoice date, or if any of the representations, warranties or convents are inaccurate, and reasonable notice to SELLER, to demand payment form SELLER, for any unpaid invoices sold, assigned and transferred to AFC by SELLER pursuant to the terms and conditions hereof, or to proceed against SELLER or against any account debtor(s) for the collection or offset of any unpaid invoice or amounts due SELLER agrees that in the event an invoice goes past 90 days of the invoice date, or if any account debtor asserts at any time any deduction, dispute, contingency, offset, or counterclaim with respect to any invoice, SELLER shall remuner